UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2007

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 29, 2007, Primus Telecommunications Group, Incorporated (“Group”) and Primus Telecommunications Holding, Inc., a wholly owned subsidiary of Group (“Holding”), were served with a complaint by certain of the purported holders of Holding’s 8% Senior Notes due 2014 seeking the relief described below before the United States District Court for the Southern District of New York. The complaint effectively seeks declaratory and injunctive relief to prevent, set aside or declare illegal or fraudulent certain transfers of funds from Holding to Group and injunctive relief to prevent certain payments or disbursements of funds by Group in respect of outstanding obligations of Group that are payable, including the $22.7 million payable by Group in respect of Group’s outstanding 5 3/4% Convertible Subordinated Debentures due February 15, 2007 (the “February 2007 Group Debentures”). Group and Holding believe that this litigation is without merit and intend to defend the matter vigorously.

As has been disclosed by Group for several years in its SEC filings, Group and certain of its subsidiaries has, among other things, considered and will consider, on an ongoing basis, a wide range of alternatives concerning the feasibility and timing of transactions that could raise capital for additional liquidity, debt reduction, the refinancing of existing indebtedness and for working capital and growth opportunities. Further to these past disclosures, Group and certain of its subsidiaries are currently pursuing, and may conclude one or more of, a number of initiatives including negotiations involving the amendment of indentures and agreements governing outstanding debt obligations, including seeking an amendment of the $100 million dollar secured Term Loan agreement to allow for issuance of second lien debt, asset sales, refinancing existing debt and issuing new debt, and issuing equity.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2007	PRIMUS TELECOMMUNICATIONS GROUP, INC.
	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Duly Authorized Officer)

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